content="text/html; charset=iso-8859-1"> S.Y. Bancorp, Inc. Exhibit 99.1 to Form 8-K (7-2003)

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S. Y. BANCORP, INC.
P.O. BOX 32890
LOUISVILLE, KENTUCKY 40232-2890
(502) 582-2571

Contact:	Nancy B. Davis
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-9176

S.Y. Bancorp Announces RECORD SECOND Quarter,
As earnings increase 13% to $0.59 per diluted share

LOUISVILLE, KY. (July 16, 2003) - S.Y. Bancorp, Inc. (AMEX - SYI), parent company of Stock Yards Bank & Trust Company in Louisville and southern Indiana, today reported record results for the second quarter and six months ended June 30, 2003. Highlights of the Company's report included higher earnings and revenues, particularly non-interest income from the Company's mortgage lending operations, as well as continued growth in loans outstanding and deposits.

A summary of second quarter results follows:

Quarter ended June 30,	2003	2002	Change
Net income	$4,137,000	$3,664,000	13%
Net income per share, basic	$0.61	$0.55	11%
Net income per share, diluted	$0.59	$0.52	13%

Six Months ended June 30,	2003	2002	Change
Net income	$8,266,000	$7,367,000	12%
Net income per share, basic	$1.22	$1.10	11%
Net income per share, diluted	$1.19	$1.06	12%

"We are pleased to announce solid earnings growth for the second quarter as compared to the comparable period last year," commented Chairman David H. Brooks. "With long-term interest rates still at historically low levels, the Company's continued growth in net interest income reflected the ongoing strength of our banking operations, while our mortgage operations posted another excellent quarter in terms of loan originations and contribution to our non-interest income, helping to provide balance to our sources of revenue and profits. These improvements continue to translate into solid returns for our shareholders, as reflected in annualized returns for the second quarter of 1.55% on average assets and 17.98% on average equity. Moreover, this performance provided the basis for our recent decision to again increase the Company's dividend rate – the second such increase in less than a year.

"We are optimistic that a slow economic recovery has begun, one that will add strength to our commercial lending and investment management and trust areas," he continued. "We feel these business lines are well positioned to take advantage of improving trends and we are encouraged by the outlook for enhanced opportunities in the second half of the year that would come from stronger economic activity."

Concluding, Mr. Brooks noted, "While the low interest rate environment creates definite challenges, we believe it also offers many opportunities for us to grow our business and capture additional market share. In these efforts, we have continued to stress customer convenience, opening three new branches this year and planning for one more before year's end. We also have continued to expand our presence in Indianapolis, where we recently opened a Private Banking loan production office. As we expand the footprint of our operations, we are confident that our full-service orientation and local focus will provide increased and ongoing differentiation from the competition."

Net interest income on a taxable equivalent basis increased 5.5% for the quarter versus the same period last year due primarily to growth in earning assets for the period. However, net interest margin fell 16 basis points from the second quarter of 2002. Management expects continued margin contraction during 2003 as rates on interest earning assets are projected to decline further. in reaction to recent actions by the Federal Reserve Board. Margin contraction could range from 5 to -15 basis points depending upon suchvarious factors asincluding, but not limited to: further interest rate cuts by the Federal Reserve, competitive rate pressures, or unforeseen changes in the Bank’s funding mix. This estimate does not include effects from any further interest rate cuts by the Federal Reserve.

The provision for loan losses declined 18% for the quarter compared with the same quarter in 2002 in consideration of the inherent risk in the loan portfolio. Non-performing loans decreased approximately 4% compared with the level one year ago. The increase in net charge-offs for the second quarter of 2003 was primarily due to one credit. The estimated loss on this credit was included in 2002 in the specific allocations of the allowance for loan losses. The estimated current value of the property securing this former loan, acquired by an agreement with the borrower, is now included in other real estate owned on the Company’s financial statements. Due to the nature of the property, management anticipates that total disposition could require two to three years to complete.

Non-interest income increased 29% in the second quarter from the same period in 2002. Stock Yards Mortgage Company led this growth, posting a 173% increase in gains on sale of loans held for sale compared with the second quarter 2002 as favorable mortgage rates continued to fuel a high level of refinancing activity. Also contributing to the overall increase in non-interest income was an increase in service charges on deposit accounts as the Company continued to expand its deposit base. Additionally, bankcard revenue grew by approximately 24% as more customers continue to utilize this electronic payment source. Investment management and trust income was essentially flat during in second quarter as assets under management ended the quarter up 5% from June 30, 2002. Brokerage commissions were up 10% as that department continued to add to its customer base. Other non-interest income was up 96%, in part due to mortgage banking related fee income. No other significant trends influenced this category.

Non-interest expense increased 19% for the quarter compared with the same periods in 2002. A 20% increase in salaries and benefits reflected the addition of professional staff along with annual salary increases, as well as increased costs related to insurance and benefits. Net occupancy expense was up 28% compared with the second quarter of 2002, largely as a result of the opening of new facilities, including three new branches since June 30, 2002, as well as new space occupied by the Company's Investment Management and Trust department. Data processing also continued to increase as a result of investments in upgraded equipment as the Company continues to improve its infrastructure in support of current and anticipated growth.

The Company showed solid balance sheet growth as total assets increased to $1.09 billion from $975 million at the end of the second quarter of 2002. Loan growth in the second quarter and first half of 2003 has been slower than the Company's historic rates, reflecting the impact of recent economic uncertainties among consumers and a more cautious stance by management in terms of credit quality. The Company has funded loan growth primarily through increased deposits as it continues to expand market share.

S. Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky and is the parent company of Stock Yards Bank & Trust Company, which has 20 branch locations in Kentucky and southern Indiana. Stock Yards Bank & Trust Company also maintains a loan production office in Indianapolis, Indiana. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S. Y. Bancorp, Inc. is also the parent company of S. Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Bancorp's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Bancorp and its subsidiaries operate; competition for the Bancorp's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Bancorp has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Bancorp's customers; other risks detailed in the Bancorp's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Bancorp.

SYI Announces Record Second Quarter 2003 Earnings

July 16, 2003

S. Y. Bancorp, Inc.
Selected Consolidated Financial Data
(Amounts and dollars in thousands, except per share data)

	Four Quarter Comparison				Second Quarter Comparison
	6/30/03	3/31/03	12/31/02	9/30/02	6/30/03	6/30/02	% Change
Income Statement Data
Net interest income	$ 10,525	$ 10,373	$ 10,614	$ 10,274	$ 10,525	$ 9,983	5.4%
Net interest income, fully tax equivalent	10,698	10,547	10,799	10,452	10,698	10,145	5.5
Provision for loan losses	900	700	1,350	1,150	900	1,100	(18.2)
Gain/(loss) on the sale of securities	--	--	--	--	--	--	--
Investment management and trust income	2,059	2,026	1,965	2,002	2,059	2,021	1.9
Service charges on deposit accounts	2,080	1,899	2,014	1,908	2,080	1,861	11.8
Bankcard transaction revenue	287	248	260	226	287	231	24.2
Gains on sales of mortgage loans held for sale	1,287	942	1,315	1,024	1,287	472	172.7
Brokerage commissions and fees	277	264	195	291	277	252	9.9
Other non-interest income	749	475	684	423	749	383	95.6
Salaries and employee benefits expense	5,868	5,575	5,376	5,198	5,868	4,881	20.2
Net occupancy expense	661	572	571	544	661	516	28.1
Data processing expense	888	868	839	756	888	798	11.3
Furniture and equipment expense	248	232	210	216	248	233	6.4
State bank taxes	270	278	270	300	270	270	--
Other non-interest expenses	2,315	1,899	2,384	1,895	2,315	1,938	19.5
Net income	4,137	4,129	4,195	4,088	4,137	3,664	12.9

Per Share Data
Basic earnings per share	$ 0.61	$ 0.61	$ 0.62	$ 0.61	$ 0.61	$ 0.55	10.9%
Diluted earnings per share	0.59	0.59	0.60	0.59	0.59	0.52	13.5
Cash dividends declared	0.15	0.14	0.14	0.13	0.15	0.13	15.4
Book value per share	13.85	13.26	12.81	12.39	13.85	11.81	17.3
Market value per share	35.37	36.00	37.10	34.73	35.37	40.95	(13.6)

Share Data
Total shares outstanding	6,766	6,756	6,717	6,714	6,766	6,722	0.7%
Weighted average shares-basic	6,759	6,737	6,715	6,726	6,759	6,712	0.7
Weighted average shares-diluted	6,975	6,967	6,968	6,981	6,975	6,987	(0.2)

Balance Sheet Data
Total loans	$ 853,149	$ 835,519	$ 818,573	$ 795,627	$ 853,149	$ 800,396	6.6%
Allowance for loan losses	11,361	11,999	11,705	11,530	11,361	11,565	(1.8)
Total assets	1,091,644	1,074,291	1,039,680	1,061,391	1,091,644	974,839	12.0
Non-interest bearing deposits	152,339	142,859	131,505	136,756	152,339	122,514	24.3
Interest bearing deposits	754,199	753,829	729,582	752,405	754,199	691,678	9.0
Long-term debt - other	210	210	240	240	210	240	(12.5)
Long-term debt - trust preferred	20,000	20,000	20,000	20,000	20,000	20,000	--
Stockholders' equity	93,697	89,616	86,067	83,207	93,697	79,387	18.0

Average Balance Sheet Data
Average loans	$ 847,903	$ 832,979	$ 803,143	$ 799,715	$ 847,903	$ 790,880	7.2%
Average assets	1,068,044	1,044,163	1,049,514	1,013,451	1,068,044	978,787	9.1
Average earning assets	1,009,159	988,270	993,652	958,255	1,009,159	923,415	9.3
Average deposits	882,099	864,017	875,965	844,766	882,099	817,427	7.9
Average long-term debt	20,210	20,212	20,240	20,240	20,210	20,243	(0.2)
Average interest bearing liabilities	824,487	810,357	820,682	797,002	824,487	773,066	6.7
Average stockholders' equity	92,268	88,503	84,871	81,710	92,268	77,148	19.6

SYI Announces Record Second Quarter 2003 Earnings

July 16, 2003

	Four Quarter Comparison				Second Quarter Comparison
	6/30/03	3/31/03	12/31/02	9/30/02	6/30/03	6/30/02	% Change

Earnings Performance Data
Annualized return on average assets	1.55%	1.60%	1.59%	1.60%	1.55%	1.50%	5	bp
Annualized return on average equity	17.98	18.92	19.61	19.85	17.98	19.05	(107)
Net interest margin, fully tax equivalent	4.25	4.33	4.31	4.33	4.25	4.41	(16)

Capital Ratios
Average stockholders' equity to average assets	8.64%	8.48%	8.09%	8.06%	8.64%	7.88%	76	bp
Tier 1 risk-based capital	13.28	13.09	13.19	12.63	13.28	12.59	69
Total risk-based capital	14.56	14.36	14.48	13.92	14.56	13.88	68
Leverage	10.30	10.05	9.81	9.85	10.30	9.90	40

Loans by Type
Commercial and industrial loans	$191,748	$190,220	$175,002	$157,512	$191,748	$156,530	22.5%
Construction loans	37,114	37,050	34,910	39,111	37,114	40,753	(8.9)
Real estate loans - commercial	272,835	266,484	267,014	259,000	272,835	261,595	4.3
Real estate loans - residential	227,616	218,947	217,316	203,803	227,616	207,163	9.9
Consumer loans	123,836	122,818	124,331	136,201	123,836	134,355	(7.8)

Asset Quality Data
Allowance for loan losses to total loans	1.33%	1.44%	1.43%	1.45%	1.33%	1.44%	(11)	bp
Allowance for loan losses to average loans	1.34	1.44	1.46	1.44	1.34	1.46	(12)
Allowance for loan losses to non-performing loans	202.4	211.0	209.2	247.0	202.4	197.4	2.5%
Nonaccrual loans	$4,281	$ 4,347	$ 4,840	$ 3,236	$ 4,281	$ 4,533	(5.6)
Restructured loans	--	--	--	--	--	--	--
Loans - 90 days past due & still accruing	1,332	1,339	754	1,432	1,332	1,325	0.5
Total non-performing loans	5,613	5,686	5,594	4,668	5,613	5,858	(4.2)
OREO and repossessed assets	3,668	481	398	391	3,668	137	2,577.4
Total non-performing assets	9,281	6,167	5,992	5,059	9,281	5,995	54.8
Non-performing loans to total loans	0.66%	0.68%	0.68%	0.59%	0.66%	0.73%	(7)	bp
Non-performing assets to total assets	0.85	0.57	0.58	0.48	0.85	0.61	24	bp
Net charge-offs	$1,538	$ 406	$ 1,175	$ 1,185	$ 1,538	$ 748	105.6%

Other Information
Total assets under management (in millions)	$1,221	$ 1,146	$ 1,147	$ 1,114	$ 1,221	$ 1,168	4.5%
Full-time equivalent employees	382	372	379	363	382	353	8.2

bp = basis point